AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ON June 13, 2000
                                                    REGISTRATION NO. 333-____

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549

                                  FORM S-3


REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MALLON RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)



     COLORADO                               84-1095959
(State or other jurisdiction of           (I.R.S. Employer
incorporation or organization)            Identification No.)


                                          GEORGE O. MALLON, JR.
                                          MALLON RESOURCES CORPORATION
999 18TH STREET, SUITE 1700               999 18TH STREET, SUITE 1700
DENVER, CO 80202                          DENVER, CO 80202
(303) 293-2333                            (303) 293-2333
(Address, including zip code,             (Address, including zip code,
and telephone number,                     and telephone number,
including area code, of registrant's      including area code, of agent
principal executive office)               for service)

Copies to:

THOMAS A. RICHARDSON, ESQ.                ROY K. ROSS, ESQ.
HOLME ROBERTS & OWEN LLP                  MALLON RESOURCES CORPORATION
1700 LINCOLN, SUITE 4100                  999 18TH STREET, SUITE 1700
DENVER, CO 80203                          DENVER, CO 80202
(303) 861-7000                            (303) 293-2333

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plan, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

Title Of Each Class                    Proposed Maximum    Proposed Maximum
Of Securities To Be    Amount To Be    Offering Price      Aggregate Offering    Amount Of
Registered             Registered      Per Unit (1)        Price (1)             Registration Fee
Common Stock,
$0.01 par value        420,000         $8.375              $3,517,500.00         $929.00


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on June 8, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

PROSPECTUS

                                420,000 Shares

                         Mallon Resources Corporation

                                Common Stock

    All of the 420,000 shares to be sold in this offering, if any, will be sold by a selling shareholder. Mallon will not receive any proceeds from the sale of shares by the selling shareholder.

    Sales of shares, if any, may occur from time to time:

    -  in transactions on the Nasdaq National Market,
    -  in privately negotiated transactions, or
    -  in combinations of various methods of sale.

    Sales of shares, if any, may occur from time to time:

    -  at fixed prices that may be changed,
    -  at market prices prevailing at the time of sale,
    -  at prices related to such prevailing prices, or
    -  at negotiated prices.

    The selling shareholder may sell the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    Mallon has agreed, among other things, to bear certain expenses (other than fees and expenses of counsel and underwriting discounts and commission and brokerage commissions and fees) in connection with the registration and sale of the shares being offered by the selling shareholder. Mallon has agreed to indemnify the selling shareholder and certain other persons against certain liabilities, including liabilities under the federal securities laws.

     Mallon is an oil and gas exploration, development and production company. Substantially all of our estimated proved reserves are located in the San Juan and Delaware Basins in New Mexico, where we have been active since 1982. Mallon's common stock is quoted in the Nasdaq National Market under the symbol "MLRC." The last reported sale price of Mallon's common stock on June 8, 2000, was $8.50 per share.

    See "Risk Factors" on pages 2 to 7 to read about some of the risks that you should consider before buying shares of Mallon common stock.

    Neither the Securities Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.










June 13, 2000

                              TABLE OF CONTENTS

Summary                                                                 2
Risk Factors                                                            2
Forward-Looking Statements                                              7
Use of Proceeds                                                         8
Selling Shareholder                                                     8
Plan of Distribution                                                    8
Legal Matters                                                           9
Experts                                                                 9
Where You Can Find More Information                                     9
Incorporation of Certain Documents by Reference                         9
_____________________________________________________________________________

    As used in this prospectus, any reference to "Mallon," "we," "our" or the "Company" means Mallon Resources Corporation and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor.
_____________________________________________________________________________

    You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or the documents incorporated by reference are accurate as of any date other than the date on the front of those documents. Information included in those documents has not been updated or changed since their respective dates, and our business, financial condition, results of operations and prospects may have changed since those dates.

                                 SUMMARY

    This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors."

                          Mallon Resources Corporation

    We are an independent energy company engaged in oil and natural gas exploration, development and production. We conduct our operations through our wholly-owned subsidiary, Mallon Oil Company. We operate primarily in the State of New Mexico where substantially all of our estimated proved reserves are located in the San Juan and Delaware Basins. We have accumulated significant acreage positions in these two basins, in which we have been active since 1982. We believe our technical and operational experience and our database of information enable us to effectively exploit and develop our properties.

    Our common stock is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MLRC." Our executive offices are at 999 18th Street, Suite 1700, Denver, Colorado 80202 (telephone 303/293-
2333). Our transfer agent is Securities Transfer Corporation, Dallas, Texas.

                                 The Offering

Shares offered by selling shareholder        420,000 shares

Shares outstanding                           7,840,700 shares*

Use of proceeds                              We will not receive any proceeds
                                             from the sale of common stock by
                                             the selling shareholder.

Nasdaq National Market symbol                MLRC
__________
* Excludes 801,843 shares of common stock issuable upon exercise of outstanding options and warrants, and 131,518 shares of common stock issuable upon conversion of our outstanding Series B Mandatorily Redeemable Convertible Preferred Stock and a convertible note payable.

                                RISK FACTORS

    In evaluating us and our common stock, readers should consider carefully, among other things, the following risk factors.

    Oil and gas prices are volatile, and an extended decline in prices could adversely affect our revenue, cash flows and profitability.

    Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and gas properties depend heavily on prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. Any substantial or extended decline in the price of oil or gas would have a material adverse effect on our financial condition and results of operations. It could reduce our cash flow and borrowing capacity, as well as the value and the amount of our reserves. At
December 31, 1999, approximately 89% of our estimated proved reserves were natural gas. Accordingly, we are impacted more directly by volatility in the price of natural gas.

    We cannot predict future oil and natural gas prices. Various factors beyond our control that could affect prices of oil and gas include:

   -  worldwide and domestic supplies of oil and gas,

   - the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

   -  political instability or armed conflict in oil or gas producing regions

   -  the price and level of foreign imports,

   -  worldwide economic conditions,

   -  marketability of production,

   -  the level of consumer demand,

   -  the price, availability and acceptance of alternative fuels,

   -  the availability of pipeline capacity,

   -  weather conditions, and

   -  actions of federal, state, local and foreign authorities.

    These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. We enter into energy swap agreements and other financial arrangements at various times to attempt to minimize the effect of oil and natural gas price fluctuations. We cannot assure you that such transactions will reduce risk or minimize the effect of any decline in oil or natural gas prices. Any substantial or extended decline in oil or natural gas prices would have a material adverse effect on our business and financial results. Energy swap arrangements may limit the risk of declines in prices, but such arrangements may also limit revenues from price increases.

    Lower oil and gas prices may cause us to record ceiling limitation write-downs.

    We periodically review the carrying value of our oil and gas properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, net capitalized costs of oil and gas properties, less related deferred income taxes, may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties, as adjusted for related tax effects. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded. We may be required to write down the carrying value of our oil and gas properties when oil and gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date. We recorded a $16.8 million write-down of the carrying value of our oil and gas properties in December 1998.

    Our operations require large amounts of capital.

    Our current development plans will require us to make large capital expenditures for the exploration and development of our properties. Historically, we have funded our capital expenditures through a combination of funds generated internally from sales of production, equity offerings, and long and short-term debt financing arrangements. We currently do not have any sources of additional financing other than our existing credit agreement and our equipment leases. We cannot be sure that any additional financing will be available to us on acceptable terms. Future cash flows and the availability of financing will be subject to a number of variables, such as:

   -  the level of production from existing wells,

   -  prices of oil and natural gas, and

   - our results in locating and producing new reserves and the results of our natural gas development project at East Blanco Field.

    Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing shareholders. Debt financing could lead to:

   - a substantial portion of our operating cash flow being dedicated to the payment of principal and interest,

   - our being more vulnerable to competitive pressures and economic downturns, and

   -  restrictions on our operations.

    If our revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if we could not obtain capital through our credit facility or otherwise, our ability to execute our development plans, replace our reserves or maintain production levels could be greatly limited.

    Estimates concerning our oil and gas reserves and future net revenue estimates are uncertain.

    There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. Estimates of proved undeveloped reserves, which comprise a significant portion of our reserves, are by their nature uncertain. The reserve information included or incorporated by reference in this prospectus are only estimates and are based upon various assumptions, including assumptions required by the Securities and Exchange Commission, relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Although we believe they are reasonable, actual production, revenues and expenditures will likely vary from estimates, and these variances may be material.

    Estimates of oil and natural gas reserves, by necessity, are projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

    In addition, you should not construe PV-10 as the current market value of the estimated oil and natural gas reserves attributable to our properties. We have based the estimated discounted future net cash flows from proved reserves on prices and costs as of the date of the estimate, in accordance with applicable regulations, whereas actual future prices and costs may be materially higher or lower. Many factors will affect actual future net cash flow, including:

   -  prices for oil and natural gas,

   -  the amount and timing of actual production,

   -  supply and demand for oil and natural gas,

   - curtailments or increases in consumption by crude oil and natural gas purchasers, and

   -  changes in governmental regulations or taxation.

    The timing of the production of oil and natural gas properties and of the related expenses affect the timing of actual future net cash flow from proved reserves and, thus, their actual present value. In addition, the 10% discount factor, which we are required to use to calculate PV-10 for reporting purposes, is not necessarily the most appropriate discount factor given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

    Our long-term financial success will depend on our ability to replace the reserves we produce.

    In general, the volume of production from oil and gas properties declines as reserves are depleted. The decline rates depend on reservoir characteristics. Our reserves will decline as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration activities. Our future natural gas and oil production is highly dependent upon our level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive and uncertain. We may be unable to make the necessary capital investment to maintain or expand our oil and gas reserves if cash flow from operations is reduced and external sources of capital become limited or unavailable. We cannot assure you that our future development, acquisition and exploration activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs.

    We depend heavily on successful development of our San Juan Basin properties.

    Our future success depends in large part on our ability to develop additional natural gas reserves on our San Juan Basin properties that are economically recoverable. Most of our proved reserves are in the San Juan Basin, and our development plans make our future growth highly dependent on increasing production and reserves in the San Juan Basin. Our proved reserves will decline as reserves are depleted, except to the extent we conduct successful exploration or development activities or acquire other properties containing proved reserves. Our development plan includes increasing our reserve base through continued drilling and development of our existing properties in the San Juan Basin. Our San Juan Basin properties can only be effectively developed and evaluated by drilling activities and the evaluation of drilling results. Less costly means of evaluation, such as 3-D seismic, are not helpful on properties such as ours. We cannot be sure that our planned projects will lead to significant additional reserves or that we will be able to continue drilling productive wells at acceptable finding and development costs.

    The oil and gas exploration business involves a high degree of business and financial risk.

    The business of exploring for and, to a lesser extent, developing oil and gas properties is an activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on various assumptions and subjective judgments that are speculative. Although available geological and geophysical information can provide information about the potential of a property, it is impossible to predict accurately the ultimate production potential, if any, of a particular property or well. Moreover, the successful completion of an oil or gas well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomic or only marginally economic.

    Our industry is subject to numerous hazards.

    The oil and natural gas industry involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us substantial losses. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. An event that is not fully covered by insurance - for instance, losses resulting from pollution and environmental risks, which are not fully insurable - could have a material adverse effect on our financial condition and results of operations. Further, our insurance may not be adequate to cover losses or liabilities and the insurance we do have may not continue to be available at premium levels that justify its purchase.

    Exploratory drilling is an uncertain process with many risks.

    Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

   -  unexpected drilling conditions,

   -  pressure or irregularities in formations,

   -  equipment failures or accidents,

   -  adverse weather conditions,

   -  compliance with governmental requirements, and

   - shortages or delays in the availability of drilling rigs and the delivery of equipment.

    Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate, or our drilling success rate for activity within a particular area, will not decline. Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified numerous potential drilling locations, we cannot be sure that we will ever drill them or that we will produce oil or natural gas from them or any other potential drilling locations.

    Our key assets are concentrated in a small geographic area.

    The majority of our natural gas production is processed through our East Blanco gas sweetening plant. Our production, revenue and cash flow will be adversely affected if this plant's operation is shut down, curtailed or limited for any reason. Substantially all of our operations are currently located in two geologic basins in New Mexico. Because of this geographic concentration, any regional events that increase costs, reduce availability of equipment or supplies, reduce demand or limit production, including weather and natural disasters, may impact us more than if our operations were more geographically diversified.

    The availability of markets for our natural gas is beyond our control. Substantially all of our gas is produced in the San Juan Basin in the State of New Mexico and, consequently, we are particularly sensitive to marketing constraints that exist or may arise in the future in that area. Historically, due to the San Juan Basin's relatively isolated location and the resulting limited access of its natural gas production to the marketplace, natural gas produced in the San Juan Basin has tended to command prices that are lower than natural gas prices that prevail in other areas.

    Our business depends on transportation facilities owned by others.

    The marketability of our gas production depends in part on the availability, proximity and capacity of pipeline systems owned by third parties. Although we have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. Federal and state regulation of gas and oil production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport natural gas.

    We face marketing, trading and credit risks.

    The marketability of our production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal, state and tribal regulation of oil and gas production and transportation could adversely affect our ability to produce and market oil and natural gas.

    In addition, the marketing of our oil and natural gas requires us to assess and respond to changing market conditions, including credit risks. If we are unable to respond accurately to changing conditions in the commodity markets, our results of operations could be materially adversely affected. We try to limit our exposure to price risk by entering into various hedging arrangements. We are exposed to credit risk because the counterparties to agreements might not perform their contractual obligations.

    Our hedging arrangements might limit the benefit of increases in commodity prices.

    To reduce our exposure to short-term fluctuations in the price of oil and natural gas, we enter into hedging arrangements from time to time with regard to a portion of our oil and natural gas production. These hedging arrangements limit the benefit of increases in the price of oil or natural gas while providing only partial protection against declines in prices. Under our credit agreement with Aquila Energy Capital Corporation, we are required to maintain price hedging arrangements in place with respect to up to 65% of our oil and gas production.

    Our industry is heavily regulated.

    Federal, state, tribal and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Noncompliance with statutes and regulations may lead to substantial penalties, and the overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability. State, tribal and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

    We must comply with complex environmental regulations.

    Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state, tribal and local governmental authorities. New laws or regulations, or changes to current legal requirements, could have a material adverse effect on our business. We could face significant liabilities to the government and third parties for discharging oil, natural gas or other pollutants into the air, soil or water, and we could have to spend substantial amounts of monies on investigations, litigation and remediation. Our failure to comply with applicable environmental laws and regulations could result in the assessment of administrative, civil or criminal penalties. We cannot be sure that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect our results of operations and financial condition or that we will not face material indemnity claims with respect to properties we own or lease or have owned or leased.

    Our industry is highly competitive.

    We operate in a highly competitive environment. Major oil companies, independent producers, and institutional and individual investors are actively seeking oil and gas properties throughout the world, along with the equipment, labor and materials required to operate properties. Many of our competitors have financial and technological resources vastly exceeding those available to us. Many oil and gas properties are sold in competitive bidding processes, as to which we may lack technological information or expertise available to other bidders. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition.

    We depend on key personnel.

    Our success will continue to depend on the continued services of our executive officers and a limited number of other senior management and technical personnel. Loss of the services of any of these people could have a material adverse effect on our operations. Unlike many other companies in our industry, we do not maintain "key man" insurance on the lives of any of our employees. We have employment agreements with our three most senior executive officers.

    Our operations have not been profitable.

    We recorded net losses for 1995, 1996, 1997, 1998 and 1999, of $1,929,000, $1,837,000, $3,704,000, $18,186,000 and $2,777,000, respectively.
Our ability to continue in business and maintain our financing arrangements may be adversely affected by a continued lack of profitability.

    We do not pay dividends.

    We have never declared or paid any cash dividends on our common stock and have no intention to do so in the foreseeable future.

    Our articles of incorporation have provisions that discourage corporate takeovers and could prevent shareholders from realizing a premium on their investment.

    Our articles of incorporation contain provisions that may have the effect of delaying or preventing a change in control. Our articles of incorporation authorize the board of directors to issue up to 10,000,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board may determine. These provisions, alone or in combination with each other and with the rights plan described below, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common stock. Our board of directors adopted a shareholder rights agreement designed to enhance the board's ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire Mallon by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover of Mallon not supported by the board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing stock price.

    In certain circumstances, the holders of our Series B Preferred Stock may have the right to elect members of our board of directors.

    Under the terms of our Series B Preferred Stock, if we do not pay dividends on the Series B Preferred Stock for three quarterly dividend periods, then, until such dividends have been paid in full, the holders of Series B Preferred Stock have the right to elect two additional members to our board of directors. While any such directors would not constitute a majority of our board, it is probable that they would attempt to influence the board, as a whole, to support the satisfaction of the claims of the holders of the Series B Preferred Stock.

                          FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, the potential for the recovery of additional volumes of hydrocarbons, anticipated trends in our business and our future results of operations, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the outcome of litigation and the impact of governmental regulation. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

   -  a decline in natural gas production or natural gas prices,

   -  incorrect estimates of required capital expenditures,

   -  increases in the cost of drilling, completion and gas collection or other costs of production and operations,

   -  an inability to meet growth projections, and

   -  other risk factors set forth under "Risk Factors" in this prospectus.

    In addition, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Mallon, our business or our management, are intended to identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                               USE OF PROCEEDS

    Mallon will not receive any proceeds from the sale of common stock by the selling shareholder, Aquila Energy Capital Corporation. See "Selling Shareholders."

                             SELLING SHAREHOLDER

    The address of the selling shareholder, Aquila Energy Capital Corporation, is 909 Fannin, Suite 1850, Houston, Texas 77010. All 420,000 shares of common stock owned by the selling shareholder are being offered by this prospectus. In September 1999, we established a credit agreement with the selling shareholder. The initial amount available under the agreement was $45.7 million, which may be increased to as much as $60 million as we add new oil and gas reserves. Principal payments on the four-year loan began in November 1999 and are based on our cash flow from operations, as defined, less advances for our drilling program. The credit agreement is secured by substantially all of our oil and gas properties. Interest on the loans accrues at prime plus 2% and will be added to the loan balance. The outstanding loan balance is due in full on September 9, 2003. As part of the transaction, we also entered into a four year agency agreement with the selling shareholder under which we pay a marketing fee equal to 1% of the net proceeds from the sale of all of our oil and gas production. In addition, we also issued 420,000 shares of common stock (those covered by this prospectus) to the selling shareholder. The selling shareholder has a one-time right to require us to purchase 420,000 of our common shares from it at $12.50 per share during the 30-day period beginning September 9, 2003.

                            PLAN OF DISTRIBUTION

    The selling shareholder or its pledgees, donees, transferees or other successors in interest may offer the shares from time to time. They may sell the shares on the Nasdaq National Market or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions, They may sell the shares using one or more of the following methods or other methods, or in any combination of such methods:

   -  to broker-dealers acting as principals;

   -  through broker-dealers acting as agents;

   -  in underwritten offerings;

   -  in block trades;

   -  in agency placements; and

   -  in brokerage transactions.

    The selling shareholder or the purchasers of the shares may pay compensation in the form of discounts, concessions or commissions to broker-dealers or others who act as agents or principals or both. The amounts of compensation may be negotiated at the time and may be in excess of customary commissions. Broker-dealers and any other persons participating in a distribution of the shares may be underwriters as that term is defined in the Securities Act, and any discounts, concessions or commissions may be underwriting discounts or commissions under the Securities Act. In addition, the selling shareholder may sell short the common stock. This prospectus may be delivered in connection with short sales and the shares offered may be used to cover short sales.

    Any or all of the sales or other transactions involving the shares described above, whether completed by the selling shareholder, any broker-dealer or others, may be made using this prospectus. In addition, any shares that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than by using this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will not receive any proceeds from the sale of the shares by the selling shareholder. The shares may be sold in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the selling shareholder, or by agreement between the selling shareholder and its underwriters, dealers, brokers or agents.

    If required under the Securities Act, the number of the shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any commission with respect to a particular offer will be set forth in a prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from selling shareholders or purchasers of the shares or both. In addition, sellers of shares may be underwriters as that term is defined in the Securities Act and any profits on the sale of shares by them may be discount commissions under the Securities Act. The selling shareholder may have other business relationships with us and our subsidiaries or affiliates in the ordinary course of business.

    The selling shareholder also may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholder. The selling shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling shareholder may also pledge the shares to a broker-dealer and the broker-dealer may sell those shares upon a default.

    We will pay all costs associated with this offering, other than fees and expense of counsel for the selling shareholder and any underwriting discounts and commissions, brokerage commissions and fees and transfer taxes.

                               LEGAL MATTERS

    The validity of the shares of common stock being offered hereby and certain other legal matters in connection with this offering are being passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado.

                                  EXPERTS

    Consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                     WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (the "Registration Statement," which term encompasses all amendments, exhibits, annexes and schedules thereto) under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, to which reference is hereby made. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement and the exhibits thereto, reference is hereby made to the exhibit for a more complete description of the matter involved, and each statement made herein shall be deemed qualified in its entirety by such reference.

    We are subject to the informational requirements of the Exchange Act and in accordance therewith file periodic reports, proxy and information statements and other information filed with the Commission. The Registration Statement filed by us with the Commission, as well as such reports, proxy and information statements and other information filed by us with the Commission, are available at the web site that the Commission maintains at http:www.sec.gov. and can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material, when filed, may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The common stock is quoted on the Nasdaq National Market and such reports, proxy and information statements and other information concerning us are available at the offices of the Nasdaq National Market located at 1735 K Street, N.W., Washington, D.C. 2006.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Incorporated by reference in this prospectus are our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, our 2000 Proxy Statement filed previously with the Commission pursuant to Section 13 of the Exchange Act and a description of our Common Stock contained in our registration statement on Form 8-A, filed on February 1, 1995 (File No. 1-13124). We also incorporate by reference all documents we file in the future with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    We will provide without charge to each person, including any beneficial owner of common stock, to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Written or oral requests for such copies should be directed to Roy K. Ross, Secretary, Mallon Resources Corporation, 999 18th Street, Suite 1700, Denver, Colorado 80202 (telephone: (303) 293-2333).

                                 PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, payable by the Company or Aquila Energy Capital Corporation in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and Nasdaq National Market listing fee.

                                        Amount to be Paid
SEC registration fee                        $    929

Nasdaq National Market listing fee             8,400

Printing expenses                              - 0 -

Legal fees and expenses                       10,000

Accounting fees and expenses                   3,500

Miscellaneous expenses                         2,171

    Total                                   $ 25,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Bylaws and Restated Articles of Incorporation provide that the Company shall, to the full extent permitted by the Colorado Business Corporation Articles, as amended from time to time, indemnify all directors and officers of the Company. Sections 7-109-101 to 7-109-110 of the Colorado Business Corporation Act provide in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suitor proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. The indemnitee is presumed to be entitled to indemnification and the Company has the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

    Additionally, the Restated Articles of Incorporation and Bylaws provide for mandatory indemnification of directors to the fullest extent permitted by Colorado law. This provision does not eliminate the liability of a director
(i) for a breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 7-108-403 of the Colorado Business Corporation Act (relating to distributions to shareholders in violation of the Colorado Business Corporation Act); or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS

Exhibit No.    Description

5.1            Opinion of Holme Roberts & Owen LLP

23.1           Consent of Arthur Andersen LLP, Independent Public Accountants

23.2           Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)

24.1 Power of Attorney (reference is made to the signature page of this Registration Statement)

ITEM 17. UNDERTAKINGS

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section1 5(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on this 12th day of June 2000.

                                MALLON RESOURCES CORPORATION


                                By: _____________________________
                                     George O. Mallon, Jr.
                                     President

    We, the undersigned officers and directors of Mallon Resources Corporation hereby severally constitute and appoint George O. Mallon, Jr. and Roy K. Ross, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all amendments to this Registration Statement, and any abbreviated Registration Statement in connection with this Registration Statement, including but not limited to any Registration Statement filed to register additional Common Stock pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and to sign all documents in connection with the qualification and sale of the Common Stock with Blue Sky authorities and with the National Association of Securities Dealers, Inc.; granting unto said attorneys-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in the premises, hereby ratifying and confirming all that said attorneys-in-fact lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                        Title                          Date
______________________________________________________________________________

______________________            Chairman of the Board,         June 13, 2000
George O. Mallon, Jr.             Director and President
                                  (Principal Executive Officer)

______________________            Executive Vice President
Roy K. Ross                       and Director                   June 13, 2000

______________________            Executive Vice President
Kevin M. Fitzgerald               and Director                   June 13, 2000

______________________            Treasurer (Principal Financial
Alfonso R. Lopez                  Officer; Principal Accounting
                                  Officer)                       June 13, 2000

______________________            Director                       June 13, 2000
Frank Douglass

______________________            Director                       June 13, 2000
Roger R. Mitchell

_________________________         Director                       June 13, 2000
Francis J. Reinhardt, Jr.

______________________            Director                       June 13, 2000
Peter H. Blum

                                EXHIBIT INDEX

Exhibit No.   Description

5.1           Opinion of Holme Roberts & Owen LLP

23.1          Consent of Arthur Andersen LLP, Independent Public Accountants

23.2          Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)

24.1 Power of Attorney (reference is made to the signature page of this Registration Statement)

                                                                    EXHIBIT 5.1

                   [LETTERHEAD OF HOLME ROBERTS & OWEN LLP]





June 12, 2000


Mallon Resources Corporation
999 18th Street, Suite 1700
Denver, CO 80202

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on June 13, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 420,000 shares of your common stock (the "Shares"), all of which are authorized and have been previously issued to the selling stockholder named therein. The shares are to be offered by the selling stockholder for sale to the public as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares.

    It is our opinion that, upon completion of the proceedings being taken prior to the registration of the Shares, including such proceedings to be carried out in accordance with the securities laws of the various states, where required, the Shares, when sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                             Very truly yours,

                                             HOLME ROBERTS & OWEN LLP


                                             By______________________________
                                                Thomas A. Richardson, Partner

                                                                   EXHIBIT 23.1

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


    As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated March 17, 2000 included in Mallon Resources Corporation's Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this Registration Statement.

                                             ARTHUR ANDERSEN LLP

Denver, Colorado
June 12, 2000